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                                                                    EXHIBIT 99.1

PRESS RELEASE
                                                                       [i2 LOGO]



i2 ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS
Conference Call Scheduled for 7:30 a.m. Central Time, Tuesday, July 3

         DALLAS - JULY 3, 2001 - i2 Technologies, Inc. (Nasdaq: ITWO) today announced preliminary results for the second quarter ended June 30, 2001. i2 expects to report total revenues of $235-240 million, including license revenues of $103-107 million. Based on these estimated revenues, the Company expects to report a pro forma net loss of approximately $0.16 per share for the quarter, which includes a special charge for bad debt expense of approximately $25-27 million, or $0.04 per share. Excluding this special charge would reduce the pro forma loss to approximately $0.12 per share. The special charge was taken primarily as a result of conditions surrounding dot-com and public marketplace customers.

         The pro forma net loss excludes a restructuring charge of approximately $33-35 million, or $.05 per share, and other pro forma adjustments such as amortization of intangible assets, equity investment gains and losses, and employer taxes on stock option exercises. Absent the pro forma adjustments, the Company expects to report a net loss per share of approximately $2.10-2.12 per share when final results are reported on July 18, 2001.

         "Market conditions were much more difficult than we had anticipated this quarter - even more difficult than we experienced in the first quarter," said Greg Brady, CEO of i2. "These conditions prevented us from achieving what we believed were conservative estimates for the quarter."

         "One positive spot this quarter was expense control," said Bill Beecher, CFO of i2. "We made better than expected progress at reducing our operating cost structure. Total estimated operating expenses, exclusive of the special charge for bad debt and other pro forma adjustments this quarter, are expected to be less than $325 million - under the low end of our guidance. We are focused on further reducing our operating cost structure."

         "I'm confident in i2's long-term outlook, as the best positioned company in a market with enormous potential," Brady stated. "I'm disappointed with our recent results, and am committed to making the necessary adjustments to continue our leadership and the achievement of our vision."

         The company will host a conference call on preliminary second quarter results at 7:30 a.m. Central time on Tuesday, July 3, 2001. The call will be Web cast and recorded for replay, and is accessible through www.i2.com/investors, or dial-in U.S. 888.428.4478 or international 612.288.0340. Final results are scheduled to be released on July 18, 2001.

ABOUT i2
i2 is creating real value for its global e-business customers through its i2 TradeMatrix(TM) solutions, content and marketplace platform. i2 provides a wide variety of collaborative e-business services for both the early stages and next generation of e-business adoption, with each service supported by decision optimization, transaction management and content management solutions. Founded in 1988, i2's mission is to deliver $75 billion in value to its customers by 2005. i2 is headquartered in Dallas, TX, has more than 5,700 employees and maintains offices worldwide.

i2, i2 TradeMatrix, TradeMatrix, i2 TradeMatrix Solutions and the i2 logo design are trademarks of i2 Technologies, Inc.



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i2 ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS
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i2 CAUTIONARY LANGUAGE
This press release contains forward-looking statements including the statements regarding revenues and earnings the Company expects to report for the second quarter of 2001, continued demand for the Company's solutions, and the Company's ability to achieve anticipated cost reductions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from these expectations. Factors that could cause actual results to differ include, but are not necessarily limited to, accounting entries and adjustments made during the close of the Company's quarter, reduction in demand for software products and services, general economic conditions, unforeseen expenses the Company may incur in future quarters, inability to successfully manage a reduction in the Company's workforce, and the inability to identify expenses which can be reduced or eliminated. In addition, please refer to the "Forward-Looking Statements" and "Factors That May Affect Future Results" in i2's filings with the Securities and Exchange Commission, including Management's Discussion and Analysis of Financial Condition and Results of Operations, Item 7 of the Form 10-K filed March 29, 2001 and Form 10-Q filed May 4, 2001. i2 assumes no obligation to update the forward-looking information contained in this news release.


CONTACT
Brent Anderson                              Sue LaDow
Investor Relations                          Media Relations
469-357-6012                                469-357-3027
brent_anderson@i2.com                       susan_ladow@i2.com